Exhibit 10.64
AMENDMENT TO EXECUTIVE
EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), dated as of December 30, 2008, is between La Jolla Pharmaceutical Company, a Delaware corporation, with its principal place of business located at 6455 Nancy Ridge Drive, San Diego, California 92121 (the “Employer”), and Michael Tansey (the “Employee”).
     WHEREAS, the Employee is currently employed as Executive Vice President & Chief Medical Officer of the Employer under an Executive Employment Agreement dated as of December 4, 2006 (the “Agreement”); and
     WHEREAS, the Board of Directors (the “Board”) of Employer, pursuant to Board approval on December 24, 2008, has authorized changes to employment documentation in order to conform to the provisions of IRC Section 409A relating to nonqualified deferred compensation arrangements and the parties hereto consider it appropriate that the Agreement be amended to reflect such arrangements;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Employer and the Employee agree to the following amendment to the Agreement. Capitalized terms used in this Amendment that are not otherwise defined shall have the same meanings as in the Agreement, provided that the terms “Employer” and the “Company” shall be used interchangeably in the Agreement and this Amendment.
1.	Section 3.a(A) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Termination; Severance. Employee will be entitled to receive from the Company an amount in severance equal to 9 months of Employee’s then-current base salary (the “Severance Amount”). The Severance Amount will be paid in a lump sum on the first payroll date that is 30 days after the date of Employee’s termination of service, provided that Employee has executed and delivered to the Company a release, within 21 days of the date of termination of service, in form and substance satisfactory to the Company, of all claims arising in connection with Employee’s employment with the Company and termination thereof and has not revoked said release;

2.	Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A, then no such payment will be made under this Agreement until the earlier of (i) the date which is six months and one day after Employee’s “separation from service, or (ii) the date of Employee’s death.”
3.	No Other Amendment. Except as otherwise set forth herein, the Agreement shall not be otherwise amended and remains in full force and effect.

IN WITNESS WHEREOF, the Employer and Employee have executed this Amendment 1 as of the day set forth above.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Y. Gillespie Deirdre Y. Gillespie
President & CEO

EXECUTIVE

Michael Tansey

IN WITNESS WHEREOF, the Employer and Employee have executed this Amendment 1 as of the day set forth above.

LA JOLLA PHARMACEUTICAL COMPANY

By:	Deirdre Y. Gillespie
President & CEO

EMPLOYEE

/s/ Michael Tansey
Michael Tansey